EXHIBIT 10.36

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of the      day of             , 20    , by and between NIMBLEGEN SYSTEMS, INC., a Delaware corporation (the “Company”), and                      (“Indemnitee”), to become effective in such manner and at such time as provided herein.

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) is considering a potential initial public offering of the Company’s common stock (the “IPO”);

WHEREAS, highly competent persons have become more reluctant to serve as directors and/or executive officers of publicly-held corporations unless they are provided with adequate protection through insurance and indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of such corporations.

WHEREAS, directors and/or executive officers, in connection with the performance of their duties as such, are increasingly being subjected to costly and time-consuming liabilities and claims relating to, among other things, matters that traditionally would have been brought only against the corporation itself.

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Nevertheless, the Board recognizes the limitations on the protection provided by liability insurance and the uncertainties as to the scope and level of such coverage that may be available in the future.

WHEREAS, the Company’s directors and/or executive officers have certain existing indemnification arrangements pursuant to the Company’s certificate of incorporation and bylaws and may be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). Nevertheless, the Board recognizes the limitations on the protection provided by such indemnification and the uncertainties as to its availability in any particular situation.

WHEREAS, the Board believes that in light of the limitations and uncertainties about the protection provided by the Company’s liability insurance and existing indemnification arrangements and the impact these uncertainties may have on the Company’s ability to attract and retain qualified individuals to serve as directors and/or executive officers, the Company should act to assure such persons that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be adequately protected.

WHEREAS, Indemnitee is concerned that the protection provided under the Company’s liability insurance and existing indemnification arrangements may not be adequate and may not be willing to serve as a director and/or executive officer of the Company without greater certainty concerning such protection, and the Company desires Indemnitee to serve in such capacity and is willing to provide such greater certainty.

NOW, THEREFORE, in consideration of the promises contained herein, the Company and Indemnitee do hereby agree as follows:

ARTICLE 1

DEFINITIONS

(a) As used in this Agreement:

“Agreement” has the meaning set forth in the preface above.

“Board” has the meaning set forth in the recitals above.

“Change in Control” shall be deemed to have occurred in any one of the following circumstances occurring after the date hereof: (i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) under the Exchange Act, regardless of whether the Company is then subject to such reporting requirement; (ii) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act) shall have become, without prior approval of the Board, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding voting securities (provided that as used in this clause (ii), the term “person” shall exclude a trustee or other fiduciary holding securities under an employee benefit plan of the Company); (iii) there occurs a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving or resulting entity; (iv) all or substantially all the assets of the Company are sold or otherwise disposed of in a transaction or series of related transactions; (v) the approval by the stockholders of the Company of a complete liquidation of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or (vi) the individuals who on the date hereof constitute the Board (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose election or nomination was so approved) cease for any reason to constitute at least a majority of the members of the Board.

“Company” has the meaning set forth in the preface above. Notwithstanding the foregoing, references to the “Company” shall include, in addition to the surviving or resulting corporation in any merger or consolidation involving the Company, any constituent corporation (including any constituent of a constituent) absorbed in such a merger or consolidation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another Enterprise, then Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the surviving or resulting corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

“Corporate Status” means the status of a person who is or was a director, officer, employee or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee or agent of any other Enterprise.

“D&O Insurance” has the meaning set forth in Section 7.1(a), below.

“Delaware Court” has the meaning set forth in Section 8.12, below.

“DGCL” has the meaning set forth in the recitals above.

“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advancement of Expenses is sought by Indemnitee.

“Enterprise” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other person or enterprise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all costs, expenses and obligations (including, without limitation, fees and expenses of counsel, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage and delivery service fees) paid or incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. The term “Expenses” shall include expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

“Good Faith” shall mean Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, suit or proceeding, Indemnitee had no reasonable cause to believe Indemnitee’s conduct was unlawful.

“IICPR” has the meaning set forth in Section 6.1(c), below.

“Indemnitee” has the meaning set forth in the preface above.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither currently is, nor in the five (5) years previous to its selection or appointment has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (provided that acting as an Independent Counsel under this Agreement or in a similar capacity with respect to any other indemnification arrangements between the Company and its present or former directors shall not be deemed a representation of the Company or Indemnitee), or (ii) any other party to the Proceeding giving rise to a claim for indemnification or advancement of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any Person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“IPO” has the meaning set forth in the recitals above.

“Liabilities” means all judgments, fines (including any excise taxes assessed with respect to any employee benefit plan), penalties and amounts paid in settlement and other liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of any such amounts) arising out of or in connection with any Proceeding; provided that the term “Liabilities” shall not include any Expenses.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Proceeding” means any threatened, pending or completed action, suit or other proceeding (which shall include an arbitration or other alternative dispute resolution mechanism or an inquiry, investigation or administrative hearing), whether civil, criminal, administrative or investigative in nature (including any appeal therefrom) and whether instituted by or on behalf of the Company or any other party, in any such case in which Indemnitee was, is or may be involved as a party or otherwise by reason of any Corporate Status of Indemnitee or by reason of any action taken (or failure to act) by Indemnitee or on Indemnitee’s part while serving in any Corporate Status (in each case, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of Expenses can be provided under this Agreement), or any inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit or other proceeding, including, without limitation, any such action, suit or other proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers and/or investment companies or advisors; provided that the term “Proceeding” shall not include an action, suit or other proceeding contemplated by Section 8.6(b), below.

(b) For the purposes of this Agreement:

References to “director, officer, employee or agent” shall include a trustee, general partner, managing member, fiduciary or board of directors’ committee member.

References to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company or any other Enterprise which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company”.

References to “the fullest extent permitted by applicable law” shall include (i) to the fullest extent permitted by the DGCL as in effect on the date of this Agreement, and (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors, employees, and agents.

ARTICLE 2

SERVICES BY INDEMNITEE

2.1 Services by Indemnitee. Indemnitee hereby agrees to serve or continue to serve as a director and/or executive officer of the Company, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is removed.

ARTICLE 3

INDEMNIFICATION

3.1 General.

(a) Subject to the limitations set forth in Section 3.2, below, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in the defense of any Proceeding or any claim, issue or matter therein, the Company hereby agrees to and shall indemnify Indemnitee and hold Indemnitee harmless, to the fullest extent permitted by applicable law, from and against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith; unless the Company can prove in the adjudication or arbitration contemplated by Section 6.1, below, that Indemnitee did not act in Good Faith. If Indemnitee is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in any Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter and any claim, issue or matter related to each such successfully resolved claim, issue or matter. For purposes of this Section 3.l(a), the termination of any Proceeding or any claim, issue or matter in a Proceeding by dismissal, with or without prejudice, or in any manner other than by an adverse judgment against Indemnitee (including, without limitation, through a settlement of such Proceeding, claim, issue or matter, with or without the payment of money, in which there has been no allegation of wrongdoing on the part of Indemnitee) shall be deemed to be a successful result as to such Proceeding, claim, issue or matter.

(b) Subject to the limitations set forth in Section 3.2, below, in cases to which Section 3.1(a), above, does not apply, the Company shall indemnify Indemnitee and hold Indemnitee harmless, to the fullest extent permitted by applicable law, from and against any and all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding, unless the Company can prove in the adjudication or arbitration contemplated by Section 6.1, below, that Indemnitee did not act in Good Faith.

(c) To the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, the Company shall indemnify Indemnitee and hold Indemnitee harmless, to the fullest extent permitted by applicable law, from and against any and all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

3.2 Exclusions. Notwithstanding any provision of this Agreement to the contrary (including, without limitation, Section 3.1, above, and Section 4.1 and Section 8.6(b), below), the Company shall not be obligated under this Agreement to indemnify Indemnitee from or against any Liabilities or Expenses incurred by Indemnitee, or to advance to Indemnitee any Expenses, in connection with:

(a) any claim made against Indemnitee (i) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company pursuant to Section 16(b) of the Exchange Act or similar provisions of state statutory law, or common law, or (ii) for reimbursement to the Company of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, in each case as required under the Exchange Act;

(b) except for an action, suit or other proceeding contemplated by Section 8.6(b), below, any action, suit or other proceeding (or part thereof) initiated by Indemnitee (including any such action, suit or other proceeding (or part thereof) initiated by Indemnitee against the Company or its directors, officers, employees, agents or other indemnitees), unless (i) the Board authorized or consented in writing to the action, suit or other proceeding (or part thereof) prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law;

(c) any claim, issue or matter in a Proceeding by or in the right of the Company to procure a judgment in its favor as to which Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent the Delaware Chancery Court or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which the Delaware Chancery Court or such other court shall deem proper.

ARTICLE 4

ADVANCEMENT OF EXPENSES; DEFENSE OF CLAIMS

4.1 Advances. The Company shall advance any Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for advancement of Expenses, which request may be delivered to the Company at such time and from time to time as Indemnitee deems appropriate in Indemnitee’s sole discretion (whether prior to or after final disposition of any such Proceeding). Advances shall be made without regard to Indemnitee’s ability to repay such amounts and without regard to Indemnitee’s ultimate entitlement to indemnification under this Agreement or otherwise. Any such advances shall be made on an unsecured basis and be interest free.

4.2 Repayment of Advances or Other Expenses. Indemnitee hereby agrees to reimburse the Company for all amounts advanced by the Company pursuant to Section 4.1, above, if it is ultimately determined that Indemnitee is not entitled hereunder to be indemnified by the Company for such Expenses. Notwithstanding the foregoing, if Indemnitee seeks a judicial adjudication or an arbitration pursuant to Section 6.1(a), below, Indemnitee shall not be required to reimburse the Company pursuant to this Section 4.2 until a final determination (as to which all rights of appeal have been exhausted or lapsed) has been made.

4.3 Defense of Claims.

(a) The Company will be entitled to participate in the defense of any Proceeding at its own expense. The Company will not settle any Proceeding (in whole or in part) which would impose any Expense, Liability or limitation on Indemnitee without Indemnitee’s prior written consent, such consent not to be unreasonably withheld, and, where applicable, without the consent of the Company’s D&O Insurance carrier(s).

(b) Indemnitee will not settle any Proceeding (in whole or in part) which would impose any Expense, Liability or limitation on the Company without the Company’s prior written consent, such consent not to be unreasonably withheld, and, where applicable, without the consent of the Company’s D&O Insurance carrier(s).

(c) Notwithstanding the provisions set forth in Section 4.3(a) and Section 4.3(b), above, the defense of any Proceeding shall be conducted in all respects in accordance with the terms of the Company’s D&O Insurance policies in effect at the time such Proceeding takes place.

ARTICLE 5

PROCEDURES FOR NOTIFICATION OF AND DETERMINATION OF

ENTITLEMENT TO INDEMNIFICATION

5.1 Request for Indemnification.

(a) Indemnitee shall notify the Company in writing as soon as reasonably practicable (i) after being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding, or (ii) if the Company has not been previously notified, after receipt of written notice of any other matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses under Section 3.1 or Section 4.1, above. The omission by Indemnitee to so notify the Company will not relieve the Company from any liability which it may have to Indemnitee (A) under this Agreement, except and only to the extent the Company can establish that such omission to notify resulted in actual material prejudice to the Company, or (B) otherwise than under this Agreement.

(b) Indemnitee may thereafter deliver to the Company a written request for indemnification pursuant to this Agreement at such time and from time to time as Indemnitee deems appropriate in Indemnitee’s sole discretion, which request shall also be deemed a request for advancement of Expenses under Section 4.1, above.

5.2 Determination of Entitlement.

(a) Except as otherwise provided pursuant to Section 3.l(a) or Section 3.l(c), above, upon the final disposition of the matter that is the subject of the request for indemnification delivered pursuant to Section 5.1(b), above, a determination shall be made with respect to Indemnitee’s entitlement thereto in the specific case. If a Change in Control shall not have occurred, then such determination shall be made (i) by a majority vote of the Disinterested Directors or of a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors (in either case, even if representing less than a quorum of the Board), or (ii) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel. If a Change in Control shall have occurred, then such determination shall be made by Independent Counsel. Any determination made by Independent Counsel pursuant to this Section 5.2(a) shall be in the form of a written opinion to the Board, a copy of which shall be delivered to Indemnitee. Indemnitee shall reasonably cooperate with the Person or Persons making such determination, including providing to such Person or Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including fees and expenses of counsel) actually and reasonably incurred by Indemnitee in so cooperating with the person or persons making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b) If the determination with respect to Indemnitee’s entitlement to indemnification hereunder is to be made by Independent Counsel, then such Independent Counsel shall be selected as provided in this Section 5.2(b). If a Change in Control shall not have occurred, then the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected within ten (10) days after the final disposition of the matter that is the subject of the request for indemnification. If a Change in Control shall have occurred, then the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, the party receiving the notice may, within ten (10) days after receipt thereof, deliver to the other party a written objection to such selection; provided that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Article 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected shall act as Independent Counsel. If a proper and timely objection is made, the counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction (or, at Indemnitee’s option pursuant to Section 6.1, below, an arbitration) has determined that such objection is without merit. If, within ten (10) days after receipt by the Company of a request for indemnification pursuant to Section 5.1(b), above, no Independent Counsel shall have been selected and not objected to, then either the Company or Indemnitee may petition a court of competent jurisdiction (or, at Indemnitee’s option pursuant to Section 6.1, below, an arbitration) for resolution of any objection which shall have been made to the selection of Independent Counsel and/or for the appointment of another Person as Independent Counsel, and the Person with respect to whom all objections are so resolved or the Person so appointed shall act as Independent Counsel. The Company agrees to pay the reasonable fees and expenses of any Independent Counsel appointed pursuant to this Section 5.2(b) and to indemnify such Person against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto except for gross negligence or willful misconduct.

(c) If it is determined that Indemnitee is entitled to indemnification, then payment to Indemnitee shall be made within twenty (20) days after such determination.

5.3 Presumptions and Burdens of Proof; Effect of Certain Proceedings.

(a) In making any determination as to Indemnitee’s entitlement to indemnification hereunder, Indemnitee shall be entitled to a presumption that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 5.1(b), above, and the Company shall have the burden of coming forward with evidence and the burden of persuasion by a preponderance of the evidence to overcome that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption (i) that Indemnitee did not act in Good Faith, or (ii) that Indemnitee did not otherwise satisfy the applicable standard of conduct to be indemnified pursuant to this Agreement.

(c) For purposes of any determination of Good Faith, Indemnitee shall be deemed to have acted in Good Faith if Indemnitee’s action is based on the records or books of account of the Company or other Enterprise, as applicable, including financial statements, or on information supplied to Indemnitee by the officers of such entity in the course of their duties, or on the advice of legal counsel for such entity or on information or records given or reports made to such entity by an independent certified public accountant, appraiser or other expert selected with reasonable care by such entity. The provisions of this Section 5.3(c) shall not be deemed to be exclusive or to limit in any way other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct to be indemnified pursuant to this Agreement.

(d) The knowledge or actions or failure to act of any other director, officer, employee or agent of the Company or other Enterprise, as applicable, shall not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.

(e) If a determination as to Indemnitee’s entitlement to indemnification shall not have been made pursuant to this Agreement within sixty (60) days after the final disposition of the matter that is the subject of the request for indemnification, then the requisite determination of entitlement to indemnification shall be deemed to have been made in favor of Indemnitee, and Indemnitee shall be entitled to such indemnification, absent a misstatement of a material fact in the information provided by Indemnitee pursuant to Section 5.1(b) and Section 5.2(a), above, or an omission of a material fact necessary in order to make the information provided not misleading; provided that such sixty (60) day period will be extended for a period of up to an additional thirty (30) days after the selection of Independent Counsel pursuant to Section 5.2(b), above, if such determination is to be made by Independent Counsel and if the Company has acted with diligence and in good faith in the process of selecting Independent Counsel; and provided, further, that such sixty (60) day period (as so extended, if applicable) may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the Person or Persons making the determination in good faith requires such additional time to obtain or evaluate any documentation or information relating thereto.

ARTICLE 6

REMEDIES OF INDEMNITEE

6.1 Adjudication or Arbitration.

(a) Indemnitee shall be entitled to an adjudication (by a court of competent jurisdiction or, at Indemnitee’s option, through an arbitration conducted by a panel of arbitrators in accordance with the provisions of Section 6.1(c), below) of any determination pursuant to Section 5.2, above, that Indemnitee is not entitled to indemnification under this Agreement. Any such adjudication shall be conducted in all respects as a de novo trial or arbitration on the merits, and any prior adverse determination shall not be referred to or introduced into evidence, create a presumption that Indemnitee is not entitled to indemnification or advancement of Expenses, be a defense or otherwise adversely affect Indemnitee. In any such judicial proceeding or arbitration, the provisions of Section 5.3, above (including the presumption in favor of Indemnitee and the burdens on the Company) shall apply.

(b) Indemnitee shall also be entitled to an adjudication (by a court of competent jurisdiction or, at Indemnitee’s option, through an arbitration as described above and conducted in accordance with Section 6.1(c), below) of any other disputes under this Agreement.

(c) Any arbitration conducted pursuant to Section 6.1(a) or Section 6.1(b), above, shall consist of a panel of three (3) arbitrators selected from the panels of arbitrators of the International Institute for Conflict Prevention and Resolution (the “IICPR”), such panel to be presiding in Madison, Wisconsin, consisting of (i) one (1) arbitrator selected by a majority vote of a quorum of the Board consisting of Disinterested Directors or, if a quorum of the Board consisting of Disinterested Directors cannot be obtained, by a majority vote of a committee duly appointed by the Board and consisting solely of one or more Disinterested Directors, or, if unable to obtain such a quorum or form such a committee, by a majority vote of the full Board of Directors, including directors who are parties to the same or related Proceedings, (ii) one (1) arbitrator selected by Indemnitee, and (iii) one (1) arbitrator selected by the two (2) arbitrators previously selected. In all other respects, the panel of arbitrators shall be governed by the rules of the IICPR for non-administered arbitration (revised and effective June 15, 2005). Directors who are parties to the same or related Proceedings may participate in the designation of the member or members of the committee referred to in this Section 6.1(c).

(d) If a determination shall have been made pursuant to Section 5.2, above, that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 6.1, absent a misstatement of a material fact in the information provided by Indemnitee pursuant to Section 5.1(b) and Section 5.2(a), above, or an omission of a material fact necessary in order to make the information provided not misleading.

(e) In connection with any judicial proceeding or arbitration commenced pursuant to this Section 6.1, the Company shall not oppose Indemnitee’s right to seek such adjudication, shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding or enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

ARTICLE 7

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

7.1 D&O Insurance.

(a) The Company shall obtain and maintain a policy or policies of insurance with reputable insurance companies providing liability insurance for directors and officers of the Company in their capacities as such (and for any capacity in which any director and/or officer of the Company serves any other Enterprise at the request of the Company), in respect of acts or omissions occurring while serving in such capacity (“D&O Insurance”), on terms with respect to coverage and amount (including with respect to the payment of expenses) no less favorable than those of such policy or policies in effect on the date hereof except for any changes approved by the Board prior to a Change in Control, which changes apply equally to all directors and officers of the Company. The Company’s obligation to provide D&O Insurance coverage for Indemnitee pursuant to this Section 7.1 shall continue after the termination, for whatever reason, of Indemnitee’s appointment as a director and/or executive officer of the Company, as the case may be.

(b) Indemnitee shall be covered by the Company’s D&O Insurance policy or policies as in effect from time to time in accordance with the applicable terms to the maximum extent of the coverage available for any other director and/or executive officer under such policy or policies. The Company shall, promptly after receiving notice of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), give notice of such Proceeding to the insurers under the Company’s D&O Insurance policy or policies in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy or policies. The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of the Company under this Agreement. Indemnitee shall not knowingly take any action that jeopardizes or otherwise waives any coverage under any of the Company’s D&O Insurance policies then in effect.

(c) Upon request by Indemnitee, the Company shall provide to Indemnitee copies of the D&O Insurance policy or policies as in effect from time to time. The Company shall promptly notify Indemnitee of any material changes in such insurance coverage.

ARTICLE 8

MISCELLANEOUS

8.1 Nonexclusivity of Rights. The rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled to under applicable law, the Company’s certificate of incorporation or bylaws, any other agreement to which Indemnitee is a party, any vote of the Company’s stockholders or resolution of the Company’s directors or otherwise, nor shall the rights hereunder be deemed a substitute for or diminish the rights of Indemnitee thereunder. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under this Agreement, it is the intent of the parties hereto that Indemnitee shall be entitled under this Agreement to the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other right or remedy.

8.2 Subrogation, etc.

(a) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all actions necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(b) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(c) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise.

8.3 Contribution. To the fullest extent permitted by applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee or on Indemnitee’s behalf, whether for Liabilities and/or Expenses in connection with a Proceeding or other expenses relating to an indemnifiable event or transaction under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such action, suit or other proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such action, suit or other proceeding, and/or (b) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

8.4 Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties hereto.

8.5 Waiver of Breach. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.6 Expenses.

(a) The Company shall pay all costs and expenses (including fees and expenses of counsel) actually and reasonably incurred by the Company and Indemnitee in connection with the preparation or negotiation of this Agreement.

(b) Subject to the limitations set forth in Section 3.2, above, the Company shall indemnify and hold Indemnitee harmless from and against any and all costs and expenses (including fees and expenses of counsel) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in seeking (whether through a judicial proceeding or arbitration (including any appeal resulting therefrom) or otherwise) to enforce any rights against the Company for indemnification or advancement of Expenses (whether under this Agreement or otherwise) or to recover under any liability insurance policy maintained by any Person for the benefit of Indemnitee in connection with the performance of Indemnitee’s duties for or on behalf of the Company, in each case, whether or not Indemnitee is successful (in whole or in part) with respect to Indemnitee’s claims. The Company shall pay (or reimburse Indemnitee for the payment of) any such costs or expenses within twenty (20) days after receipt by the Company of a written request for the payment of such amounts, which request may be delivered to the Company at such time or from time to time as Indemnitee deems appropriate in Indemnitee’s sole discretion (whether prior to or after final disposition of any such matter). Indemnitee shall have no obligation to reimburse any amounts paid by the Company pursuant to this Section 8.6(b).

8.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered herein and supersedes all prior oral or written understandings or agreements with respect to the matters covered herein. This Section 8.7 shall not be construed to limit any other rights Indemnitee may have under the Company’s certificate of incorporation or bylaws, applicable law or otherwise.

8.8 Partial Invalidity. If any provision of this Agreement shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Agreement contravene public policy, this Agreement shall be construed so that the remaining provisions shall not be affected but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Company or Indemnitee, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable.

8.9 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects (a) when hand delivered, (b) one (1) business day after being sent by prepaid express or courier delivery service, (c) when sent by facsimile transmission actually received by the receiving equipment with written confirmation thereof, or (d) three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested (provided that if there is a general delay in mail delivery when the notice is mailed due to terrorism or other unusual circumstances, then the notice shall be considered to be given hereunder when it is actually received by the addressee), in each case addressed as follows, or to such other address as shall be designated by like notice duly given:

IF TO THE COMPANY:	NimbleGen Systems, Inc.
One Science Court
Madison, WI 53711
Attention: Stanley D. Rose
Facsimile: (608) 218-7601

with a copy to:	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
Attention: Kenneth C. Hunt
Facsimile: (414) 273-5198

IF TO INDEMNITEE:

Facsimile:

8.10 Assignment; Binding Effect.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director and/or executive officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director and/or executive officer of the Company. Due to the personal nature of the services to be rendered by Indemnitee, Indemnitee may not assign this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, including, with respect to the Company, any direct or indirect successor, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in the form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c) The indemnification and advancement of Expenses provided by this Agreement shall continue as to a person who has ceased to be a director and/or executive officer or is deceased and shall inure to the benefit of the heirs, executors, administrators or other successors of the estate of such person.

8.11 Term of Agreement. This Agreement shall continue and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director and/or executive officer of the Company, or (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification, contribution or allowance of Expenses hereunder.

8.12 Governing Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its choice of law or conflicts of law principles. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 6.1, above, the Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action, suit or other proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Chancery Court and any court to which an appeal may be taken in such action, suit or other proceeding (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action, suit or other proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action, suit or other proceeding in the Delaware Court, and (d) waive, and agree not to plead or to make, any claim that any such action, suit or other proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

8.13 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

8.14 Counterparts; Facsimile Copy. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. This Agreement may be executed in facsimile copy with the same binding effect as the original.

8.15 Use of Certain Terms. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision. Whenever the context may require, the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

8.16 Effectiveness of Agreement. The Company and Indemnitee hereby acknowledge and agree that this Agreement shall become effective only upon the final consummation of the IPO. In the event the IPO is not consummated in full on or before the ninetieth (90th) day after the date first set forth above, the parties hereto agree that this Agreement shall immediately be null and void and of no further force and effect.

8.17 Legal Representation. This Agreement has been drafted by Godfrey & Kahn, S.C. as counsel for the Company. Indemnitee hereby acknowledges and agrees that:

(a) Godfrey & Kahn, S.C. has not represented Indemnitee in any way in connection with this Agreement;

(b) A conflict may exist between Indemnitee’s interests and the interests of the Company; and

(c) Indemnitee has been advised to seek advice of independent legal counsel and has had the opportunity to do so.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the day, month and year first above written.

NIMBLEGEN SYSTEMS, INC.

By:
Stanley D. Rose, Ph.D.,
President and Chief Executive Officer

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